SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of March 1, 2011 by and between

KENDA GLOBAL INVESTMENT CORPORATION, an international business company duly incorporated pursuant to the law of Mauritius (hereinafter referred to as “Kenda”)

COOPER TIRE & RUBBER COMPANY (BARBADOS) LTD., an international business company duly incorporated pursuant to the laws of Barbados (hereinafter referred to as “Cooper”)

CTB (BARBADOS) INVESTMENT CO. LTD., an international business company duly incorporated pursuant to the laws of Barbados (hereinafter referred to as “CTB (Barbados”)

Kenda, Cooper and CTB (Barbados) shall be referred to individually as a “Party”, and collectively as the “Parties”.

WHEREAS:

1.  COOPER KENDA GLOBAL HOLDING CO. LTD. (hereinafter referred to as “JV”) has been formed in accordance with the Law of Barbados, who owns 100% of the equity of COOPER KENDA TIRE (KUNSHAN) CO., LTD., a company duly incorporated in accordance with the law of PRC (hereinafter referred to as “WFOE”).

2.  The JV has authorized and issued capital of US$ 100, consisting of 100 ordinary shares with a par value of US$1.00 per share (“Share”), 50% of which is held by Kenda and 50% of which is held by CTB (Barbados). All the capital has been contributed accordingly.

3.  The WFOE has a registered capital of US$ 99,000,000 while the total investment is US$ 150,000,000.

4.  Kenda desires to sell, and Cooper desires to purchase, the 50% of the issued shares of the JV held by Kenda for the consideration specified in Section 2.02 of this Agreement.

5. COOPER KENDA GLOBAL INVESTMENT CO. LTD. (hereinafter referred to as “JV2”) has been formed in accordance with the Law of Barbados. 20% of its share is held by Kenda and 80% of its share is held by CTB (Barbados).

6.  JV2 is inactive and Kenda and CTB (Barbados) desire to dissolve JV2.

     NOW THEREFORE in consideration of and reliance upon the representations and warranties and mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE I
INTERPRETATION

Section 1.01 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)   “Closing” has the meaning set out in Section (4.01).

(b)   “Closing Date” has the meaning set out in Section (4.01).

(c)  “Shareholders Agreement” means the Shareholders Agreement regarding the WFOE dated on April 1st, 2004 by and between Kenda and CTB (Barbados).

(d)  “Purchase Price” has the meaning set out in Section 2.02.

 (e)  “Sale Share” means the 50% of the issued shares of the JV held by Kenda.

(f)  "Affiliate" of a party means any entity, whether incorporated or not, that is controlled by, controls, or is under common control with such party.  “Control” means the ability, whether directly or indirectly, to direct or cause the direction of the affairs of another by means of ownership, contract or otherwise.

(g)  “Shareholder Loan” means the Shareholder Loan Contract between the JV and WFOE which will be used to pay off the loans which are guaranteed by the Kenda Guaranty Agreements, as defined in Section 4.05.

ARTICLE II
SALE AND PURCHASE

Section 2.01 Purchase of Sale Share

Subject to the terms and conditions hereof, Kenda as legal and beneficial owner of the Sale Share shall sell and Cooper shall purchase free from all liens charges and encumbrances and together with all rights now or hereafter attached thereto all of the Sale Share.

Section 2.02 Purchase Price

(a)	The Purchase Price for the Sale Share shall be US$116,500,000.

(b)	On the Closing Date, Cooper shall pay to Kenda the Purchase Price by wire transfer of immediately available funds to the bank account(s) specified by Kenda.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01    Kenda’s Representations and Warranties

Kenda represents and warrants to Cooper that:

 (a)  Kenda is an international business company duly incorporated, organized, validly licensed and subsisting under the laws of Mauritius;

 (b) Kenda is the legal and beneficial owner of the Sale Share free and clear of all liens, charges, encumbrances and any other rights of others;

 (c) as at the date hereof, the Sale Share constitutes 50% of the issued shares of the JV.

 (d) Kenda has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Sale Share to Cooper free and clear of all liens, charges, encumbrances and any other rights of others;

(e) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Kenda to sell, transfer, assign, pledge, charge, mortgage, or in any other way dispose of or encumber the Sale Share;

(f)  there are no actions, suits or proceedings, pending or, to the knowledge of Kenda after due inquiry, threatened against or affecting, Kenda at law or in equity, or before or by any governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board that would prevent Kenda from complying with its obligations under this Agreement;

(g)  neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Kenda will result in the violation of:

(i)	any of the provisions of the constituting documents or by-laws of Kenda;

(ii)	any agreement or other instrument to which Kenda is a party or by which Kenda is bound;

(iii)	any law or regulation applicable to Kenda.

(h)  Kenda shall be responsible for paying and/or otherwise resolving any tax liability it may have as the result of entering into the transaction that is the subject of this Agreement and upon request by Cooper, will timely furnish evidence of same.  Kenda shall be permitted to exhaust any reasonable efforts it may pursue to reduce or eliminate any of its potential tax liability prior to being subject to Cooper and its Affiliates’ indemnification rights under Section 3.06, except that in the event Cooper provides Kenda with reasonably sufficient evidence that the applicable taxing authority is requiring Cooper and/or its Affiliates to pay tax that Kenda is otherwise responsible for as a result of entering into this transaction, so long as Cooper and Kenda have worked together diligently and in good faith to exhaust any other reasonable remedies to avoid such payment by Cooper and/or its Affiliates, Cooper and/or its Affiliates may pay the tax and Kenda shall promptly reimburse Cooper and/or its Affiliates for any such amounts and reasonable fees incurred regarding same.

Section 3.02    Cooper’s Representations and Warranties

Cooper represents and warrants to Kenda that:

(a)    Cooper is an international business company duly organized, validly licensed and subsisting under the laws of Barbados;

(b)  Cooper has good and sufficient power, authority and right to enter into and deliver this Agreement;

(c)  neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Cooper will result in the violation of:

(i)	any of the provisions of the constituting documents or by-laws of Cooper;

(ii)	any agreement or other instrument to which Cooper is a party or by which Cooper is bound;

(iii)	any law or regulation applicable to Cooper.

(d)           there are no actions, suits or proceedings, pending or, to the knowledge of Cooper after due inquiry, threatened against or affecting, Cooper at law or in equity, or before or by any governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board that would prevent Cooper from complying with its obligations under this Agreement;

(e)  Cooper shall file necessary information and pay any and all applicable taxes assessed upon Cooper in connection with this transaction in accordance with applicable tax law and regulations and upon request by Kenda, will timely furnish evidence of said tax filings and payment(s).

Section 3.03    CTB (Barbados)’s Representations and Warranties

CTB (Barbados) represents and warrants to Kenda that:

(a)    CTB (Barbados) is an international business company duly organized, validly licensed and subsisting under the laws of Barbados;

(b)  CTB (Barbados) has good and sufficient power, authority and right to enter into and deliver this Agreement;

(c)  neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by CTB (Barbados) will result in the violation of:

(i)	any of the provisions of the constituting documents or by-laws of CTB (Barbados);

(ii)	any agreement or other instrument to which CTB (Barbados) is a party or by which CTB (Barbados) is bound;

(iii)	any law or regulation applicable to CTB (Barbados).

(d)           there are no actions, suits or proceedings, pending or, to the knowledge of CTB (Barbados) after due inquiry, threatened against or affecting, CTB (Barbados) at law or in equity, or before or by any governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board that would prevent CTB (Barbados) from complying with its obligations under this Agreement;

(e)  CTB (Barbados) shall file necessary information and pay any and all applicable taxes assessed upon CTB (Barbados) in connection with this transaction in accordance with applicable tax law and regulations and upon request by Kenda, will timely furnish evidence of said tax filings and payment(s).

Section 3.04    Survival of Representations and Warranties

The representations and warranties of the Parties shall survive the Closing.

Section 3.05    Kenda Indemnification

In accordance with and subject to the provisions of this Section, Kenda and/or its Affiliates shall indemnify and hold harmless Cooper, its Affiliates, and the officers, directors, agents and employees of Cooper and its Affiliates (collectively, the “Cooper Indemnitees”) from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement, suffered or incurred by any one or more of the Cooper Indemnitees by reason of, or arising out of:

Any misrepresentation, breach of representation or warranty, or breach of covenants or promises (including, but not limited to, any post-Closing promises or obligations) contained in this Agreement, or in or with respect to any schedule, certificate, instrument, agreement or other writing delivered by or on behalf of Kenda pursuant to this Agreement or in connection with the transactions contemplated herein, including, but not limited to, Kenda’s failure to comply with its obligations under Section 3.01(h) of this Agreement, any failure to enter into any termination on or before the Closing Date that is required under Section 4.05 of this Agreement (notwithstanding any other actions taken by the Parties subsequent to the Closing Date that are required under Section 4.05), and any failure of Kenda or its Affiliates to comply with  its/their obligations (including, but not limited to, any post-Closing obligations) under Section 4.05 of this Agreement.

Section 3.06    Cooper and CTB (Barbados) Indemnification

In accordance with and subject to the provisions of this Section, Cooper and CTB (Barbados) and/or their respective Affiliates shall indemnify and hold harmless Kenda, its Affiliates and the officers, directors, agents and employees of Kenda and its Affiliates (collectively, the “Kenda Indemnitees”) from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement, suffered or incurred by any one or more of the Kenda Indemnitees by reason of, or arising out of: the operation of the JV or the WFOE after the Closing Date other than for product manufactured prior to the Closing Date; any payments required of or made by Kenda and/or its Affiliates in connection with the Kenda Guaranty Agreements; and

Any misrepresentation, breach of representation or warranty, or breach of covenants or promises (including, but not limited to, any post-Closing promises or obligations) contained in this Agreement, or in or with respect to any schedule, certificate, instrument, agreement or other writing delivered by or on behalf of Cooper pursuant to this Agreement or in connection with the transactions contemplated herein, including, but not limited to, any failure to enter into any termination on or before the Closing Date that is required under Section 4.05 of this Agreement (notwithstanding any other actions taken by the Parties subsequent to the Closing Date that are required under Section 4.05), and any failure of Cooper or its Affiliates to comply with  its/their obligations (including, but not limited to, any post-Closing obligations) under Section 4.05 of this Agreement.

Section 3.07    Limit on Indemnification

The aggregate amount required to be paid by Kenda pursuant to Section 3.05 shall not exceed the Purchase Price.  Notwithstanding any other provision of this Agreement, Kenda shall not be liable unless and until the aggregate amount of all claims pursuant to Section 3.05 exceeds US$100,000, in which event Kenda shall be liable for amounts from the first dollar.

ARTICLE IV
CLOSING ARRANGEMENTS

Section 4.01  Closing

The closing of the sale and purchase of the Sale Share (the “Closing”) shall be on or no later than the date agreed to by the Parties (the “Closing Date”) which shall be no later than fifteen (15) days after the satisfaction of all of the Conditions Precedent set forth in Section 4.06 and Section 4.07.

Section 4.02 Transfer of the Sale Share

On the Closing Date, Kenda shall deliver to Cooper or its representative the documentation representing the Sale Share duly endorsed, and do all such other acts necessary to permit the Sale Share to be duly and legally transferred to and registered in the name of Cooper.  Cooper shall take all actions reasonably necessary, proper, or advisable to cooperate with and assist Kenda in order to facilitate the provisions of this Section 4.02.

Section 4.03  Records

At the Closing, Kenda shall deliver to Cooper or its representative any original instruments, agreements, statutory records, minute book or statements in its possession or under its control pertaining to the JV, WFOE or the Sale Share.

Section 4.04    Dissolution of JV2

On or before the Closing Date, CTB (Barbados) shall deliver to Kenda all documentation necessary to dissolve JV2, including, but not limited to, any documentation that must be executed by Kenda for such dissolution.

Section 4.05    Terminations

Except as otherwise provided for herein, on or before the Closing Date, the Parties shall have entered into terminations of, and/or caused terminations to be entered into for, all agreements between Kenda or any of its Affiliates and the JV or WFOE, as well as any agreements, obligations or responsibilities that Kenda or any of its Affiliates have entered into with third parties for the benefit of the JV or WFOE (collectively, the “Kenda Obligations”).  It is the Parties understanding that the only Kenda Obligations are (a) the Shareholders Agreement; (b) the Secondment Agreement dated January 1, 2006; (c) the Guarantee and Indemnity agreement between Kenda Rubber Industrial Co., Ltd and Ta Chong Bank Ltd. dated August 31, 2009; (d) the Guarantee and Indemnity dated November 5, 2010 between Kenda Rubber Industrial Co., Ltd. and Shanghai Commercial & Savings Bank Ltd; and (e) the Guarantee and Indemnity dated September 1, 2010 between Kenda Rubber Industrial Co., Ltd. and Chinatrust Commercial Bank Ltd.  In the event any additional Kenda Obligations are identified or found after the Closing Date, the Parties will work together to terminate such additional Kenda Obligations as soon as possible.

In the event the Parties are unable to terminate or cause the termination of the three guaranty agreements identified in the preceding paragraph (the “Kenda Guaranty Agreements), Cooper shall pay off the underlying subject loans the earlier of (i) ten (10) days after approval by S.A.F.E. of the Shareholder Loan between Cooper Kenda Global Holding Co. Ltd. and WFOE or (ii) within 30 days of the Closing Date, and Cooper and Kenda shall work together in good faith to do everything reasonably possible to cause the Kenda Guaranty Agreements to be terminated as part of that process.

Section 4.06  Conditions Precedent to Obligations of Cooper

The obligation of Cooper to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Cooper for purposes of consummating such transactions, but without prejudice to any right or remedy which Cooper may have hereunder as a result of any misrepresentations by, or breach of any covenant, promise or warranty of Kenda contained in this Agreement or any other certificate or instrument furnished by Kenda hereunder:

(a)  The representations and warranties made by Kenda in this Agreement or any document or instrument delivered to Cooper or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time;

(b)  Kenda shall have duly performed all of the covenants, acts and undertakings to be performed by them pursuant to this Agreement on or prior to the Closing Date;

(c)  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Cooper would make it inadvisable to consummate such transactions;

(d)    The execution and delivery to Cooper of the resolution of Board of Directors of Kenda and the Kenda representatives on the Board of Directors of the JV approving the transfer of the Sale Share to Cooper, and the documentation necessary to transfer the Sale Share executed by Kenda and, if necessary, the Kenda representatives on the Board of Directors of the JV.

(e)     The resignation from the Board of Directors and as officers of the JV, JV2 and/or WFOE by anyone appointed by Kenda.

(f)     The execution and delivery to Cooper of the executed documentation set forth in Sections 4.04 and 4.05 with the exception that the Board Resolution of WFOE for the Shareholder Loan shall be executed along with this Agreement

Section 4.07    Conditions Precedent to Obligations of Kenda

The obligation of Kenda to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Kenda for purposes of consummating such transactions, but without prejudice to any right or remedy which Kenda may have hereunder as a result of any misrepresentations by, or breach of any covenant, promise or warranty of Cooper contained in this Agreement or any other certificate or instrument furnished by Cooper hereunder:

(a)  The representations and warranties made by Cooper in this Agreement or any document or instrument delivered to Kenda or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time;

(b)   Cooper shall have duly performed all of the covenants, acts and undertakings to be performed by them pursuant to this Agreement on or prior to the Closing Date;

(c)  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Kenda would make it inadvisable to consummate such transactions;

(d)   The execution and delivery to Kenda of the resolution of the Board of Directors of Cooper and the CTB (Barbados) representative on the Board of Directors of the JV approving the transfer of the Sale Share to Cooper.

(e)    The delivery to Kenda of the documents set forth in Section 4.04, and the termination document(s) relating to the Shareholders Agreement.

(f)    The execution and delivery to Kenda of a written consent by CTB (Barbados) approving the transfer of the Sale Share to Cooper.

ARTICLE V
POST-CLOSING

Section 5.01    Kenda Support

The Secondment Agreement dated on January 1, 2006 by and between KENDA RUBBER INDUSTRIAL CO., LTD. and the WFOE shall continue for a period of thirty (30) days after the Closing Date, at which time it shall be terminated.

Section 5.02    Cooper Filings

Within five (5) days of the Closing Date, CTB (Barbados) shall file with the proper agency and/or authorities the executed documentation described in Section 4.04, and any other necessary documents or records that are required to effectuate the dissolution of JV2.  CTB (Barbados) shall also take any additional actions that may be necessary to effectuate such dissolution as promptly as possible and Kenda shall reasonably assist CTB (Barbados), as necessary, in such process.

In addition, within five (5) days of the Closing Date, Cooper, CTB (Barbados) and WFOE shall file all documents and take all actions necessary to initiate the name changes of the JV and WFOE to names that do not in any manner include reference to “Kenda”.  Thereafter, Cooper, CTB (Barbados) and WFOE shall take any additional actions that may be necessary to ensure the completion of the name changes as promptly as possible, and Kenda shall reasonably assist Cooper, CTB (Barbados) and WFOE, as necessary, in such process.  Cooper, CTB (Barbados) and WFOE shall provide copies to Kenda of any and all documentations and filings referred to or required under this Section 5.02.

Sections 5.03 Non-Solicitation

Unless otherwise agreed by the Parties in writing on a case by case basis, Kenda, its Affiliates and/or related companies (whether alone or jointly with another and whether directly or indirectly), hereby covenant and agree that for a period of two (2) years following the Closing Date, none of them shall, directly or indirectly, recruit, discuss employment with, hire, employ, solicit for employment or otherwise contract with or enter into any arrangements for services with any of the JV’s or WFOE's officers, directors, employees, consultants or independent contractors.  Additionally, unless otherwise agreed by the Parties in writing on a case by case basis, Cooper, CTB (Barbados), the JV and the WFOE, and their Affiliates and/or related companies (whether alone or jointly with another and whether directly or indirectly), hereby covenant and agree that for a period of two (2) years following the Closing Date, none of them shall, directly or indirectly, recruit, discuss employment with, hire, employ, solicit for employment or otherwise contract with or enter into any arrangement for services with any of Kenda’s or Kenda’s Affiliate’s and/or related companies’ officers, directors, employees, consultants, agents or independent contracts.

Section 5.04 Pricing Adjustment

Kenda hereby confirms that the Purchase Price will not be increased in any event. To avoid any misunderstanding, Kenda is not entitled to any portion of VAT refund, if any, to the WFOE arising from the imported equipments when the WFOE was established.

Section 5.05 Intellectual Property

Kenda and its affiliates are restricted from using any trade secret, as defined in the Uniform Trade Secrets Act as enacted in Ohio (hereinafter “Trade Secret(s)”), and/or confidential information of CTB (Barbados) and/or its Affiliates.  Cooper and its affiliates are restricted from using any Trade Secret and/or confidential information of Kenda and/or its Affiliates.  In consideration of the promises contained herein, Kenda is hereby granted a perpetual, irrevocable royalty-free license to use any confidential information, technology, intellectual property or Trade Secret, of the WFOE that existed as of the Closing Date, other than Trade Secrets that incorporate Cooper or its Affiliates’ Trade Secrets, that have been identified to Kenda prior to the Closing Date.

ARTICLE VI
GENERAL

Section 6.01    Further Assurances

Each party shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 6.02 Confidentiality

The Parties undertake with each other that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement and that it will not at any time hereafter make use of or disclose or divulge to any unaffiliated person any such information and shall use commercially reasonable efforts to prevent the publication or disclosure of any such information. The restrictions above shall not apply so as to prevent the Parties or their Affiliates from making any disclosure required by law or by any supervisory or regulatory or governmental body.  Except as required by applicable law and except for routine communications with the shareholders of the ultimate parent of each party hereto, all press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual written agreement of Kenda and Cooper.

Section 6.03    Assignment

Neither Party may assign this Agreement, in whole or in part, or any of its rights or responsibilities under this Agreement to a non-Affiliate, without the express prior written consent of the other Party.

Section 6.04  Benefit of the Agreement

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.05  Counterparts

This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 6.06  Headings

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.07  Severability

If any provision of this Agreement should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 6.08  Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, United States of America, without giving effect to the principles of conflict of laws thereof.

Section 6.09  Dispute Resolution

Unless otherwise required by applicable law and this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement, or any breach of it, shall be finally and conclusively settled by arbitration conducted by a panel of three (3) arbitrators, to be held in the Singapore International Arbitration Center in accordance with its then current rules for arbitration.  Each Shareholder shall select one arbitrator within twenty (20) days of the date of such written notice, and the two arbitrators so chosen shall jointly select a third arbitrator within fifteen (15) days of the date the last of such arbitrators is appointed.  The Singapore International Arbitration Center shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing.  In the event of any conflict between the Singapore International Arbitration Center and this clause, this clause shall govern.  The arbitrators’ award will be final and binding and may be entered in any court having jurisdiction thereof.  Each Shareholder will bear its own costs and attorneys’ fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators.

Section 6.10 Termination

Either Party shall have the right to terminate this Agreement (by giving written notice to other Party) if the Conditions Precedent to the Obligations of the Party (as contained in either Section 4.06 or Section 4.07, as the case may be) are not satisfied by the close of business March 15, 2011.

Section 6.11  Expenses

Except as otherwise provided herein, all expenses incurred by Cooper and CTB (Barbados)  in connection with the negotiations among the Parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by Cooper and/or CTB (Barbados).  Except as otherwise provided herein, all expenses incurred by the Kenda in connection with the negotiations among the Parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the Kenda.

Section 6.12   Notices

All notices and other communications required or permitted under this Agreement shall be in writing and may be given by personal delivery; by certified or registered mail, return receipt requested, postage prepaid; or by facsimile or other electronic transmission, followed by telephone confirmation of receipt. All such notices shall be addressed as follows:

Kenda:	Kenda Global Investment Corporation
St. James Court, Suite 802
Port Luis, Mauritius
Attention: President

With a copy to:

American Kenda Rubber Ind., Co., Ltd
7095 Americana Parkway
Reynoldsburg, OH 43608 USA
Attention: President

and to:

Kenda Rubber Industrial Co., Ltd.
146, Sec. 1 Chung Shan Road
Yuanlin, Taiwan
Attention: Chairman

Cooper:	Cooper Tire & Rubber Company (Barbados) Ltd.
Chancery House
High Street
Bridgetown, Barbados
Attention: Corporate Secretary

With a copy to:

Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, OH 45840 USA
Attention: General Counsel

CTB (Barbados):	CTB (Barbados) Investment Co. Ltd.
Chancery House
High Street
Bridgetown, Barbados
Attention: Corporate Secretary

With a copy to:

Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, OH 45840 USA
Attention: General Counsel

or such other address as a Party shall designate by like notice. The effective date of any such notice or other communication shall be the date on which it is received by the addressee.

Section 6.13  Entire Agreement.

This Agreement, including all Exhibits attached hereto, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, there being no oral or other written agreements between them relating to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations, commitments or any other writings or communications with respect hereto. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising under this Agreement shall be valid or binding for any purpose unless in writing and duly executed by the Party against whom the same is sought to be asserted.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

KENDA GLOBAL INVESTMENT CORPORATION

By:	/s/ Jimmy Yang
Name: Jimmy Yang

Title: Director

COOPER TIRE & RUBBER COMPANY (BARBADOS) LTD.

By:	/s/ Harold C. Miller
Name: Harold C. Miller
Title: Director

CTB (BARBADOS) INVESTMENT
CO. LTD.

By:	/s/ Harold C. Miller
Name: Harold C. Miller
Title: Director